Exhibit 15.3

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Construtora Tenda S.A.

We have audited the consolidated balance sheet of Construtora Tenda S.A. as of December 31, 2008, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the period from October 22, 2008 through December 31, 2008, all expressed in Brazilian Reais (not presented herein). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

On October 1, 2010, a merger took place between Ernst & Young Auditores Independentes S.S. and Terco Grant Thornton Auditores Independentes S.S. to form Ernst & Young Terco Auditores Independentes S.S. Terco Grant Thornton Auditores Independentes S.S. audited the consolidated balance sheet of Construtora Tenda S.A as of December 31, 2008 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the period October 22, 2008 through December 31, 2008, and issued an unqualified opinion on those consolidated financial statements (prior to restatement), while still a member firm of Grant Thornton International. The combined firm Ernst & Young Terco Auditores Independentes S.S. has assumed responsibility for this audit work.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Construtora Tenda S.A. as of December 31, 2008 and the consolidated results of its operations, and its cash flows for the period from October 22, 2008 through December 31, 2008 in accordance with accounting practices adopted in Brazil, which differ in certain respects from accounting principles generally accepted in the United States of America (see Note 25 to the consolidated financial statements).

As discussed in Note 2.2.17 the accompanying consolidated statement of cash flows presented under accounting practices adopted in Brazil and certain income tax disclosures have been restated. Further the financial information presented for accounting principles generally accepted in the United States of America in Note 25 has been restated principally for revenue recognition, cash equivalents classification and business combination accounting.

São Paulo, Brazil

April 27, 2009
except for Notes 2.2.17, 25 and 26, as to which the date is
May 29, 2012

/s/ Ernst & Young Terco Auditores Independentes S.S.
Ernst & Young Terco Auditores Independentes S.S.
CRC 2SP-015.199/O-6

/s/  Daniel Gomes Maranhão Junior
Daniel Gomes Maranhão Junior
Partner Accountant CRC 1SP-215.856/O-5

/s/ Acyr de Oliveira Pereira
Acyr de Oliveira Pereira
Partner Accountant CRC 1SP-220.266/O-0